AMERIPRIME FUNDS

             Amendment No. 23 to Agreement and Declaration of Trust



     Pursuant to Sections 4.1 and 7.3 of the Agreement and Declaration of Trust of AmeriPrime Funds and effective upon the execution of this document, the undersigned, being a majority of the trustees of AmeriPrime Funds, hereby (i) change the name of the "Florida Street Growth Fund" series to the "Westcott Large-Cap Growth Fund" series, (ii) re-designate the existing shares as "Institutional" class shares and (iii) add two new classes of shares designated as "Class A" and "Class B". The relative rights and preferences of the Series shall be those rights and preferences set forth in Section 4.2 of the Agreement and Declaration of Trust of AmeriPrime Funds.

     This document shall have the status of an Amendment to said agreement and Declaration of Trust, and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.





                                       __/s/___________________________________
                                       Kenneth D. Trumpfheller



                                       -----------------------------------------
                                       Steve L. Cobb



                                      ____/s/___________________________________
                                      Gary E. Hippenstiel


DATED as of May 24, 2002